Simpson Manufacturing Co., Inc. Announces New Chairman, CEO

FOUNDER BARCLAY SIMPSON MOVES TO CHAIRMAN EMERITUS

PLEASANTON, Calif., Sept. 21, 2011 /PRNewswire/ -- Simpson Manufacturing Co., Inc. announced today that Tom Fitzmyers will be its new Chairman. Fitzmyers has been with the company since 1978 and has led the company in the role of CEO since the company went public in 1994. Fitzmyers will be moving into the role of Chairman as Barclay Simpson, who founded the company more than 50 years ago, moves to the position of Chairman Emeritus. "I can't tell you how proud I am to have Tom Fitzmyers step into the role of Chairman. Tom is largely responsible for our success over the years and this move is more than well-deserved. I have never been more excited about the future of our company," said Simpson, who will continue to be a board member and is the largest shareholder. Fitzmyers will assume responsibility for investor relations.

The company also announced that Karen Colonias will assume Fitzmyers' role as President and CEO of Simpson Manufacturing Co., Inc. Colonias most recently held the position of CFO. In her 27-year history with the company she has held a number of positions including Engineering Manager, Vice President – Engineering, and VP and Branch Manager of one of the company's largest profit centers. Colonias has a degree in Engineering, an MBA and has been personally responsible for developing multiple new product innovations during her career. In her role as CFO, Colonias played a significant part in the development and execution of the company's strategic business plans and directed the company's acquisition efforts. In her new role, Colonias will lead the company as it continues its expansion beyond residential construction products into the commercial building products category.

Terry Kingsfather will continue in his role as President and CEO of Simpson Strong-Tie Company, Inc., the largest and most significant subsidiary of Simpson Manufacturing Co., Inc. Kingsfather, who has been with the company for 32 years and has held this role for the last five years, has successfully led the company through some of the most challenging times in the industry. Kingsfather will continue to lead the sales and marketing efforts for Simpson Strong-Tie as the company continues to place more emphasis on growing its product offering and brand name worldwide.

Fitzmyers said, "Barclay, the board and I have a tremendous amount of confidence in Karen and Terry and their vision for our future. Their expertise, proven leadership and extraordinary in-depth knowledge of our industry will continue to grow our business and market share, and deliver value to our customers. This is a very exciting day for our company."

All new positions will be effective as of January 1, 2012.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Barclay Simpson at (925) 560-9032.